IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF COLORADO

Civil Action No.

THE RAVENSWOOD INVESTMENT
COMPANY, L.P.,

Plaintiff,

v.

HALLWOOD ENERGY CORPORATION,
HALLWOOD GROUP, INC., ANTHONY J.
GUMBINER, WILLIAM L. GUZZETTI,
BRIAN M. TROUP, HANS-PETER HOLINGER,
REX A. SEBASTIAN and NATHAN C. COLLINS,

Defendants.

                                    COMPLAINT


     Plaintiff, The Ravenswood Investment Company, L.P. ("Ravenswood" or "Plaintiff"), individually, and on behalf of others similarly situated, by its attorneys, Wolf & Slatkin, P.C., for its complaint against Defendants, alleges as follows: PRELIMINARY STATEMENT AND NATURE OF CLAIM This class action is brought by Ravenswood on behalf of itself and the other minority public stockholders of Defendant Hallwood Energy Corporation ("HEC" or "the Company"), for injunctive and other equitable relief enjoining the completion of a two-step tender offer/merger transaction that will buy out the minority stockholders for grossly inadequate consideration, and allow HEC's 81.6 percent stockholder,

Hallwood Group, Inc. ("Hallwood") to further its own financial interests at the expense of the minority stockholders, in breach of its fiduciary duties of good faith, fidelity, candor and loyalty to each of the minority stockholders. Hallwood and its Board of Directors, by virtue of their domination and control of HEC, have wrongfully misappropriated proprietary information for their own use and benefit, and have timed the two-step tender offer/merger to take advantage of not only the Company's significant turnaround in financial performance, but also the substantial tax benefits available using the Company's net operating loss carryforwards without paying just compensation to the minority shareholders. Hallwood has additionally structured the two-step tender offer/merger to deprive the minority stockholders of a meaningful opportunity to investigate the fairness of the tender offer.

                            I. JURISDICTION AND VENUE

     1. This section arises under section 14(e) of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, 15 U.S.C. Section 78n(e), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, and the statutory and common law of the state of Texas. Section 14(e) of the 1934 Act (15 U.S.C. Section 78n(e)) is referred to and incorporated by this reference as if set forth at length.

     2. Jurisdiction is conferred on this Court under 28 U.S.C. Section 1331 (federal question), 28 U.S.C. Section 1332 (diversity of citizenship), and principles of pendent jurisdiction.

     3. Venue is proper in the District of Colorado pursuant to Section 27 of the 1934 Act, 15 U.S.C. Section 78aa and 28 U.S.C. Section 1391, since HEC's principal operating office is located at 4582 South Ulster Street, Denver, Colorado 80237, and a substantial portion of the events or acts giving rise to the claims asserted herein occurred in the District of Colorado.


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

     4. The events and acts giving rise to the claim occurred in connection with a tender offer made by Hallwood by the use of the instrumentalities and means of interstate commerce, and of the mails.

                                 II. THE PARTIES

     5. Plaintiff Ravenswood is a New York limited partnership, with its principal offices located at 104 Gloucester Road, Massapequa, New York.

     6. Ravenswood is the beneficial  owner of 6,343 shares of HEC.

     7. Defendant HEC is a Texas corporation with principal offices located at 4582 South Ulster Street, Denver, Colorado 80237. There are 777,126 common shares of HEC stock outstanding. HEC is engaged in the development, production and sale of oil and gas through its ownership of oil and gas properties and its investments in entities with oil and gas activities. HEC is the general partner of Hallwood Energy Partners, L.P., a publicly traded oil and gas limited partnership, which conducts business through two operating partnerships. HEC is also the general partner of HEP Operating Partners, L.P., and an HEC wholly-owned subsidiary is the general partner of EDP Operating, Inc. HEC does not engage in any other line of business and has no employees.

     8. Defendant Hallwood is a Delaware corporation with its principal office located at 3710 Rawlins Street, Suite 1500, Dallas, Texas 75219. Hallwood is the majority and controlling shareholder of HEC, owning 81.6% of the shares. Hallwood, its operating subsidiaries and associated companies are currently engaged in commercial and industrial real estate, energy, textile products, and the hotel and restaurant businesses.


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

     9. Defendant Anthony J. Gumbiner ("Gumbiner") is chairman of the board of directors of HEC and HEC's chief executive officer. Gumbiner is also chairman of the board of directors and chief executive officer of Hallwood. Gumbiner is sued herein in his capacity as a director of HEC and Hallwood.

     10. Defendant William L. Guzzetti ("Guzzetti") is a director of HEC and HEC's president and chief operating officer. Guzzetti is also an executive vice-president of Hallwood. Guzzetti is sued herein in his capacity as a director of HEC and Hallwood.

     11. Defendant Brian M. Troup ("Troup") is a director of HEC. Troup is also a director and chief operating officer of Hallwood. Troup is sued herein in his capacity as a director of HEC and Hallwood.

     12. Defendant Hans-Peter Holinger ("Holinger") is a director of HEC. Holinger is sued herein in his capacity as a director of HEC.

     13. Defendant Rex A. Sebastian ("Sebastian") is a director of HEC, and is sued herein in his capacity as a director of HEC.

     14. Defendant Nathan C. Collins ("Collins") is a director of HEC, and is sued herein in his capacity as a director of HEC.

     15. By virtue of their executive positions and/or majority ownership of HEC, the individual director defendants (the "Individual Defendants") and Hallwood owe the minority public stockholders the highest fiduciary duties of fidelity, candor and trust.

     16. By reason of their positions with HEC, all of the Individual Defendants conduct and transact business within the District of Colorado.

                          III. CLASS ACTION ALLEGATIONS

     17. Plaintiff brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of itself and all other persons who owned shares of HEC as of October 15, 1996. Excluded from the class are Hallwood and its directors and officers, the Individual Defendants and members of their immediate families and the officers of HEC.

     18. The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of October 15, 1996 there were approximately 667 holders of record of 143,209 minority shares of HEC. The members of the class are located throughout the United States.

     19. There are questions of law and fact which are common to members of the class and which predominate over any questions affecting only individual members. These common questions include: (1) Whether the Defendants have violated the Exchange Act. (2) Whether documents prepared and disseminated by Defendants in connection with the tender offer are false and misleading. (3) Whether the Defendants have engaged in plan and scheme which constitutes a breach of fiduciary duty owed to Plaintiff and members of the class. (4) Whether the Defendants engaged in conduct constituting self-dealing and unfair dealing to enrich themselves at the expense of the minority shareholders. (5) Whether the tender offer price is grossly inadequate and unfair to the minority shareholders.

     20. The claims of the Plaintiff are typical of the claims of other members of the class and the Plaintiff has no interests that are antagonistic or adverse to the interests of the other members of the class. Plaintiff will fairly and adequately protect the interests of the class.

     21. If the minority shareholders refuse to accede to a tender at the unfair price, their only alternative is to hold their shares and seek appraisal, which may be so costly as to be prohibitive for any one individual shareholder.

     22. The Plaintiff has sustained and will continue to sustain damages as a result of the Defendants' wrongful actions and is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature.

     23. Plaintiff envisions no difficulty in either the management of this litigation as a class action or in providing notice to members of the class.

     24. The likelihood of individual class members prosecuting individual claims is remote due to the small individual losses to be suffered by each member relative to the loss to be suffered by the class as a whole, and further compared to the burden and expense of prosecuting an action of this nature and magnitude on an individual basis.

     25. The prosecution of separate actions by the individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual class members, which would establish incompatible standards of conduct for Defendants.

     26. The prosecution of separate actions by individual class members would create a risk of adjudications with respect to them which would, as a practical matter, be dispositive of the interests of other class members not party to the adjudications, and/or would substantially impair or impede such class members' ability to protect their interests.


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

     27. Defendants have acted, or have refused to act, on grounds generally applicable to the class, thereby making appropriate final declaratory and injunctive relief with respect to the class as a whole.

     28. For the above reasons, maintenance of a class action is a method superior to other available methods for the fair and efficient adjudication of this action.

     29.  Plaintiff  demands  a  trial  by  jury.

                           IV. FACTUAL ALLEGATIONS

A. Hallwood's October 15, 1996 Offer to Purchase.

     30. On October 15, 1996, Hallwood disseminated a false and misleading Offer to Purchase which relates the following events: a. On June 7, 1996, HEC's board of directors appointed a special committee (the "Special Committee") composed of Defendants Sebastian, Holinger and Collins to assess strategic alternatives for enhancing the value of shares not already held by Hallwood. b. Also on June 7, 1996, HEC issued a news release by which is announced that its board of directors authorized its audit committee to evaluate strategic options for the enhancement of shareholder value. The news release stated:

          "Denver, Colorado - Hallwood Energy Corporation (OTC:HWEC) announced today that its board of Directors has authorized its audit committee to evaluate strategic options for the enhancement of shareholder value. The Hallwood Group (NYSE:HWG), which owns approximately 82% of the outstanding shares of the Company, has indicated that it is not prepared to support a sale of its shares of the Company to a third party, or a sale of the Company's assets.

          To assist in its evaluation, the audit committee has been authorized to engage a financial advisor. No specific transaction and no price at which any transaction may occur has been proposed at this time and there is no assurance that any transaction will take place.

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
          Hallwood Energy Corporation is the general partner of Hallwood Energy Partners, L.P. (AMEX:HEP), a master limited partnership engaged in oil and gas exploration and exploitation."

c. At a meeting of the Special Committee held on June 21, 1996, the Special Committee retained legal counsel and Principal Financial Services ("PFS") as its financial advisor. d. At a meeting of the Special Committee held on August 8, 1996, PFS presented its preliminary analyses. PFS preliminarily valued HEC at $15.38 to $17.14 per share. Based upon PFS's presentation, the Special Committee determined that the most viable strategic alternatives were to sell the entire company to a third party or to seek an offer from Hallwood. e. Holinger contacted representatives of Hallwood on August 10, 1996. In discussions with Holinger, Hallwood indicated it had no desire to participate in the sale of HEC to a third party. f. On August 13, 1996, Hallwood proposed to the Special Committee a merger whereby the shares of HEC not owned by Hallwood would be purchased at $17.50 per share. g. On August 28, 1996, the Special Committee instructed PFS to evaluate the proposal. h. At a meeting of the Special Committee held on August 30, 1996, PFS presented its evaluation. The Special Committee noted that PFS increased its previous valuation, and the Special Committee determined to seek a price of $19.50 per share. i. That same day, Sebastian communicated the Special Committee's counter-offer of $19.50 per share to Guzzetti, who accepted the counter-offer on behalf of Hallwood.

j. On September 4, 1996, the HEC's board of directors held a regularly scheduled meeting at which the Special Committee recommended the merger at $19.50 per share. Based upon this recommendation, HEC's board approved the transaction. k. On September 9, 1996, HEC and Hallwood issued a joint news release by which they announced a proposed merger between HEC and Hallwood in which the minority shareholders of HEC would be paid $19.50 each per share. The joint news release stated: "Dallas, Texas, September 9, 1996. The Hallwood Group Incorporated (NYSE:HWG) and Hallwood Energy Corporation (NMS:HWEC) announced today that the Board of Directors of Hallwood Energy, upon the recommendation of the previously appointed special committee of independent directors, has accepted in principle the offer of Hallwood Group to affect a combination of Hallwood Energy and Hallwood Group in which the minority shareholders of Hallwood Energy would receive cash in the amount of $19.50 per share for each share of Hallwood Energy they hold as of the record date. The agreement is subject to, among other things, the determination of the structure of the combination and the execution by both companies of a definitive agreement.

        Hallwood Group owns approximately 82% of the issued and outstanding stock of Hallwood Energy. It is anticipated that the completion of the transaction will be conditioned on the approval of the holders of a majority of the shares of Hallwood Energy not currently held by Hallwood Group. It is the intention of the companies to complete the transaction before the end of the year" (emphasis added).

     31. On October 4, 1996, Plaintiff Ravenswood, by letter from its New York counsel, advised Defendant Gumbiner that, in its opinion, the $19.50 per share to be paid in the proposed merger was not a fair price. Plaintiff requested an opportunity to review, among other documents, the reports of the Special Committee and of PFS, as well as a copy of HEC's shareholder list. Gumbiner failed to comply with Plaintiff's request to review these documents.


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

     32. On October 10, 1996, HEC and Hallwood issued a second joint news release by which it was announced that they had reached a definitive merger agreement, but that the merger would be preceded by Hallwood's tender offer to purchase shares of HEC at $19.50 cash per share. The second joint news release stated:

          "Dallas, Texas, October 10, 1996 - The Hallwood Group Incorporated (NYSE:HWG) and Hallwood Energy Corporation (OTC:HWEC) announced today that they have entered into a definitive Merger Agreement providing for the merger of Hallwood Energy Corporation ("Hallwood Energy") into the Hallwood Group Incorporated ("Hallwood Group"). Prior to the merger, Hallwood Group has agreed to commence a tender offer for all the outstanding shares of common stock of Hallwood Energy at a price of $19.50 per share, net to the seller in cash, subject to the terms and conditions of the tender offer documents.

          The Board of Directors, and Special Committee of the Board of Directors, of Hallwood Energy have unanimously approved the tender offer and the merger and determined the terms of the tender offer and the merger are fair to, and in the best interest of, stockholders of Hallwood Energy. The Board of Directors of Hallwood Energy recommends that all stockholders of Hallwood Energy accept the tender offer and tender their shares.
     Principal Financial Securities, Inc. acted as financial advisor to the Special Committee of the Board of Directors of Hallwood Energy and advised the Special Committee that the consideration to be received by the stockholders of Hallwood Energy is fair to the stockholders (other than Hallwood Group) from a financial pint of view as of the date of the Merger Agreement.

          Hallwood Group currently owns approximately 81.6% of the issued and outstanding shares of the common stock of Hallwood Energy. The completion of the transaction will be conditioned upon, among other things, the valid tender of a majority of the shares of Hallwood Energy not currently held by Hallwood Group which, together with the shares currently held by Hallwood Group, will constitute at least 90% of the issued and outstanding shares of the common stock of Hallwood Energy."



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

     33. On October 15, 1996, Hallwood commenced the tender offer to purchase all shares of HEC that it did not already own at a price of $19.50 cash per share. The tender offer is due to expire at 12:00 midnight on Friday, November 22, 1996, unless extended.

     34. The Offer to Purchase states that the tender offer is conditioned upon the tender of a majority of the minority shares. The Offer to Purchase states:
"THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MAJORITY OF THE SHARES NOT HELD BY THE PURCHASER WHICH, TOGETHER WITH ANY SHARES CURRENTLY BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY BY THE PURCHASER, WILL ALSO CONSTITUTE AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER ("MINIMUM TENDER CONDITION")."

     35. The board of directors of HEC and the Special Committee unanimously recommended that the offer and the merger were fair to and in the best interests of HEC and the shareholders. In this regard, the Offer to Purchase states: "THE BOARD OF DIRECTORS OF THE COMPANY AND THE COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY COMPRISED OF ALL DIRECTORS OF THE COMPANY WHO ARE NEITHER OFFICERS OR DIRECTORS OF THE PURCHASER NOR OFFICERS OF THE COMPANY ("SPECIAL COMMITTEE") HAVE UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER."




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

                             FIRST CLAIM FOR RELIEF
                (Violations of Section 14(e) of the Exchange Act)

     36. Plaintiff repeats, realleges and incorporates herein by this reference the allegations set forth in paragraphs 1 through 35 above.

     37. The tender offer and the Merger are not fair, and the Offer to Purchase is false and misleading by failing to disclose material facts which will affect a minority shareholder's decision to tender. These false and misleading facts include, but are not limited to, the following: a. The price of $19.50 cash per share is grossly inadequate and does not represent the fair value of the shares.
(1) HEC previously repurchased its shares at prices above $19.50 per share, thereby acknowledging a higher value. For example, in the third quarter of the fiscal year ending December 31, 1995, HEC repurchased a block of 58,000 shares at a price of $21.50 per share. (2) HEC's financial condition has significantly improved since the repurchase made in 1995. Indeed, net earnings per share have increased since the purchase at $21.50 per share in 1995. For example, net earnings per share were $1.52 for the period ending June 10, 1996 compared with a loss of $1.00 per share at year end 1995. (3) The cash out price fails to account for the dividend projected for 1996, which has been eliminated under the proposed transaction. The Offer to Purchase discloses that no dividend will be paid for 1996, or that if one is paid, it will be deducted from the offering price. Thus, the actual price proposed in the tender offer is approximately $2.33 per share less than the offering price. (4) The proposed tender offer per share price was determined without any reference to comparable transactions involving sales of oil and gas companies. (5) The fair market per-share value of HEC is approximately $55.00 per share.


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

     b. The Offer to Purchase refers to the market price of HEC's stock as an indication of the fairness of the offering price, however, the market price is a misleading measure of the fair value of HEC's shares, for the following reasons:
(1) The trading market for HEC's shares is so thin that the volume does not meet the standards of the National Association of Securities Dealers' Rules of Conduct, as approved by the Securities and Exchange Commission, for a "Bona Fide Independent Market." (2) In April, 1995, Hallwood evaluated HEC's shares at $17.96, even though the "market" priced HEC at only $10.50 per share. 38. The Offer to Purchase discloses that the Special Committee placed special reliance on the report and conclusion of PFS that the Offer to Purchase was fair, when, in fact, the PFS report was deficient.

     39. The Offer to Purchase discloses that the offering price is based upon the high end of PFS's valuation of comparable companies, when, in fact, the companies used in the valuation were not at all comparable. HEC is different from the companies used in the study because HEC derives substantial revenue as a general partner of the operating oil and gas partnerships. Thus, HEC does not have the same degree of risk of capital investment nor the same requirement to invest capital, and its limited partnership affiliate pays the bulk of its operating expenses.

     40. Even if the alleged comparable companies were in fact comparable, PFS did not accurately gauge their per share values. Certain of the companies reviewed by PFS traded at price/earnings ratios greater than 30 during 1995, thereby implying that HEC's per share value is much higher than the offering price.

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

     41. The Offer to Purchase fails to disclose any current material financial information. Defendants have not disclosed any financials for the fiscal quarter ending September 30, 1996, and have timed the tender offer so as not to have to disclose any year-end financials. Thus, there is no disclosure of a fair, complete and accurate picture which would allow the minority shareholders to make an informed decision whether to tender their shares.

     42. The Offer to Purchase contains untrue statements of material fact and contains omissions of material facts.

     43. Defendants knew or have recklessly disregarded the fact that the Proposed Offer contains untrue statements of material fact and omissions of material facts.

     44. As a result of the aforementioned misconduct of Defendants, Hallwood may obtain sufficient tenders to acquire 90% of HEC shares which will, in turn, enable it to effectuate a short-form merger at a grossly unfair and inadequate cash out price.

     45. As a result of the foregoing, Defendants have violated Section 14(e) of the Exchange Act and the rules and regulations promulgated thereunder.

     46. The Plaintiff and members of the class have no adequate  remedy at law.


               SECOND CLAIM FOR RELIEF (Breach of Fiduciary Duty)

     47. Plaintiff repeats, realleges and incorporates by this reference the allegations set forth in paragraphs 1 through 46 above.

     48. Hallwood, as the controlling shareholder of the Company, and the Individual Defendants, stand in a fiduciary relationship to Plaintiff and other minority shareholders, and owe to the Plaintiff and other minority shareholders the highest obligations of good faith and fair dealing.

     49. Defendants' wrongful actions constitute a breach of fiduciary duty owed to Plaintiff, as a minority shareholder. As a result of the actions taken and to be taken by Defendants, Plaintiff and other members of the class have been and will continue to be damaged in that they have been deceived, coerced and are and will continue to be victims of Defendants' self-dealing and unfair dealing.

     50. The description in the Offer to Purchase concerning the appointment and actions of the Special Committee make it appear as though Defendants are dealing fairly with the minority shareholdes when the true purpose of the Offer to Purchase is to facilitate the acquisition by Hallwood of the entire equity interest of HEC at a grossly unfair and inadequate price.

     51. In fact, the Special Committee and its advisors did not engage in active, arms-length negotiations with Hallwood to obtain the highest price available for the minority shareholders. Rather, the Special Committee simply acceded to Hallwood's offer, and because Hallwood prohibited the Special Committee from shopping the Company, Hallwood did not obtain any competing bids which it should have done in order to satisfy its fiduciary duty to the Company and its shareholders.

     52. Defendants have thus dealt unfairly with the minority stockholders, in bad faith, and have failed to provide and follow adequate procedural safeguards designed to assure arm's-length bargaining to achieve a fair value for the outstanding shares. In addition, Defendants have failed to assure that the interests of the public stockholders were protected. Defendants have therefore breached their fiduciary duties as follows:

     a. Defendants prohibited the Special Committee from actively negotiating with potential third parties in order to obtain the highest per-share price available to the minority stockholders. b. The Special Committee relied on a Fairness Opinion from PFS which was materially defective and incomplete, as set forth in Paragraphs to, above. Furthermore, although the Special Committee determined that the best way to enhance the value of HEC's shares was through a sale to a third party, PFS never analyzed any comparable sales transactions in determining whether the $19.50 per share offering price was fair. Thus, the Special Committee and HEC's board failed to take reasonable steps necessary to enable them to reach an informed judgment as to the ultimate fairness of the tender offer. c. The Defendant Directors and HEC opined that the Offer to Purchase was fair to the minority stockholders and in their best interest when, in fact, the sale is a "Squeeze-Out" designed to provide Hallwood with a windfall to the detriment of the Company's stockholders, and particularly to Plaintiff, a minority stockholder. d. Defendants, in developing the proposed tender offer, used internal proprietary information that was not disclosed to public stockholders. The Offer to Purchase discloses no fiscal third quarter results, fails to disclose the reasons for the increase in PFS's valuation and is timed to occur before minority shareholders receive full fiscal year results. Thus, the Plaintiff and other minority shareholders are forced to make a decision without the benefit of current material financial information. e. The Squeeze-Out is timed to enable Defendants to capitalize on what they knew were favorable macroeconomic and other conditions for the long-term growth and profit of HEC.


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

f. Defendants have failed to provide for approval by the majority of the minority stockholders. Hallwood, by reason of its controlling position, intends to accomplish the merger whether or not a majority of the minority shares are tendered in the tender offer. Although the Offer to Purchase discloses that there exists a "minimum tender condition," this "condition" is a sham: Hallwood stated that it intends to conduct the merger without satisfaction of the "minimum tender condition" and that Hallwood will seek to pay a lower price in any appraisal proceeding.

     53. The tender offer is coercive because Hallwood states that it intends to argue in any appraisal proceeding that the fair value of HEC's shares is less than the amount payable in the tender offer and merger. Because the market is not an effective measure of the fair value of HEC's shares, the only way for the minority shareholder to receive any value for their shares is to tender into Hallwood's grossly inadequate offer. If the minority shareholders do not tender, they may be forced out at even lower values than are being offered in the tender offer.

     54. Hallwood and the Individual Defendants have an inherent conflict of interest between their duty to obtain the highest possible price for the shareholders, and their interest to acquire HEC at the lowest cost, which has been resolved in favor of Hallwood. HEC possesses a tax loss carry forward of approximately $107 million, which Hallwood requires to shelter the sale of other assets, but which Hallwood cannot use unless it is merged with HEC. The Special Committee failed to place any special value on this tax loss carryforward and failed to negotiate any premium on the price of the minority shares which would compensate the shareholders for this coveted asset.


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

     55. There is no valid business purpose of HEC served by this tender offer. The only purpose of the tender offer is to eliminate the minority shareholders at the cheapest price possible.

     56. The consideration to be paid to the minority shareholders is grossly unfair, inadequate and substantially below the fair value of HEC's business and assets. The intrinsic value of HEC is materially greater than the consideration to be paid to minority shareholders, taking into account HEC's expected growth and income, the strength of its business, its assets and earning power.

     57. The Squeeze Out is wrongful, unfair and harmful to the minority shareholders and represents an effort by Hallwood to aggrandize its financial positions and interests and to enrich itself, at the expense and detriment of the minority shareholders. The transaction will deny Plaintiff and other minority shareholders the right to share proportionately in the true value of the Company's assets and future growth in profits and earnings, while usurping same for the benefit of Defendants at a grossly unfair and inadequate price.

     58. Defendants also may have purposely failed to disclose material information that would affect a shareholder's decision whether to tender and accept the cash payment or to seek appraisal or other remedies in order to obtain sufficient tenders to attain the 90% ownership of the Company which would thereby enable Hallwood to affect a short-form merger.

     59. All of the Individual Defendants have participated in, and have aided and abetted the plan and scheme, to freeze-out the Plaintiff and members of the Class and to acquire the complete ownership of HEC at the least possible cost.




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

                       THIRD CLAIM FOR RELIEF (Injunctive Relief)

     60. Plaintiff repeats, realleges and incorporates herein by this reference the allegations set forth in paragraphs 1 through 59 above.

     61. Unless enjoined, the Defendants will take whatever action is necessary to achieve their objective of acquiring HEC at the lowest possible price, and will enrich themselves at the expense of the minority shareholders.

     62. As a result of the actions of Defendants, Plaintiff and other members of the class have been and will be irreparably harmed in that they have not and will not receive their fair proportion of the value of HEC's assets and business, nor a fair price for their investment in the Company.

     63. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the other members of the class. The tender offer should therefore be set aside as fraudulent and unlawful.

     64. Plaintiff and the class have no adequate remedy at law. WHEREFORE, Plaintiff, on its own behalf of the class under Rule 23 of the Federal Rules of Civil Procedure, demands judgment against the Defendants, jointly and severally, as follows: 1. declaring this action proper as a class action and certifying the Plaintiff as representative of the class; 2. preliminarily and permanently enjoining the Defendants, their agents, employees and any and all persons acting in concert with them from proceeding with and consummating the tender offer to purchase the minority public shares under the terms currently proposed; 3. rescinding and setting aside any and all tenders made by members of the class;


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

4. preliminarily and permanently enjoining the Defendants, their agents, employees and any and all persons acting in concert with them from proceeding with and consummating a Merger of HEC into Hallwood; 5. requiring Defendants to provide Plaintiff with shareholder lists currently in possession of Defendants';
6. awarding compensatory damages in an amount of be determined at trial; 7. awarding Plaintiff the costs and disbursements of this action, including a reasonable allowance for attorney fees, accountants, and experts, and reimbursement of Plaintiff's expenses; and 8. granting Plaintiff and the class such other and further relief as the Court deems just, proper and equitable.

     Respectfully submitted this 15th day of November, 1996. WOLF & SLATKIN Professional Corporation


                          By:
                                    Raymond P. Micklewright
                                    David J. Naginsky
                                    745 Ptarnigan Place
                                    3773 Cherry Creek North Drive
                                    Denver, Colorado 80209-3827
                                    Telephone: (303) 355-2999

                                    OF COUNSEL:

                                    J. JAMES CARRIERO, ESQ.
                                    29-53 Butler Street
                                    East Elmhurst, New York 11369

                                    Lowey Dannenberg, Benporad & Selinger
                                    The Gateway
                                    One North Lexington Avenue
                                    White Plains, New York 10601

                                    Attorneys for Plaintiff

Address of Plaintiff:

104 Gloucester Road
Massapequa, New York


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